AIMCO MISSION To make real estate investments, primarily focused on the multifamily sector within targeted U.S. markets where outcomes are enhanced through our human capital and substantial value is created for investors, teammates, and the communities in which we operate. WHAT WE INVEST IN: Real estate assets and related businesses. Primarily focused on Value-Add investments in the Multifamily Sector. WHERE WE INVEST: Select U.S. Markets where barriers to entry are high, where target customers can be clearly defined, and where Aimco has a Comparative Advantage over others in the market; which may include local market knowledge from regional investment teams. HOW WE INVEST: Primarily through Direct Investment In The General Partner Position with occasional direct limited partner and indirect investments.

Maximizing Real Estate Investment Performance Prudent and Opportunistic Capital Allocation Maintaining a Strong Balance Sheet and Accessing Capital Markets Accelerated Independence from AIR EXECUTING ON STRATEGY Since separation from AIR in December 2020, total shareholder returns (TSR) for Aimco has been +XX% Aimco Net Asset Value (NAV) is expected to be $X/sh by YYYY [1] Performance measured from the start of when-issued trading on December 14, 2020, through October 31, 2022. Developer Peer Group includes AHH, CLPR, CSR, ELME, FOR, FPH, HHC, IRT, JBGS, JOE, STRS, TRC, and VRE (per AIV 2021 10-K); represents simple average Aimco has created substantial value for shareholders by executing its plan focused on: Since Separation1 New Aimco’s Relative Outperformance 46% 46% 26% 34% 36%

EXECUTING ON STRATEGY SIMPLIFYING THE RELATIONSHIP WITH AIR AIR Transition / Relationship Items Separation Now Notes Payable to AIR $534M @ 5.2% due Jan 2024 Paid in full AIR Lease Liabilities Four leases for $469M One lease for $6.1M Purchase option/ROFO Purchase option on any stabilized asset Aimco brings into its portfolio Right of first offer on any development or redevelopment that Aimco chooses to bring to market within one year from its stabilization Reimbursements and Consulting Services ~$6M per year for consulting with respect to strategic growth, direction, and advice Expires at year end 2022 Since the separation in December 2020, Aimco has simplified the relationship with AIR through the early repayment of the $534 million purchase money note, the reduction of leasehold liabilities from $469 million down to $6.1 million, and the amendment of key provisions of the master leasing agreement with AIR. Aimco maintains less material contracts with AIR such as property management and transition services.

Forward Looking Statement This presentation contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding: Aimco’s business strategy, pipeline, and targeted opportunities. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. We caution investors not to place undue reliance on any such forward-looking statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the effects of the coronavirus pandemic on Aimco’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein, and the impact on entities in which Aimco holds a partial interest, including its indirect interest in the partnership that owns Parkmerced Apartments, and the impact of coronavirus related governmental lockdowns on Aimco’s residents, commercial tenants, and operations; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, developments and redevelopments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of real estate presently or previously owned by Aimco; activities by stockholder activists, including a proxy contest; and such other risks and uncertainties described from time to time in filings by Aimco or the Separate Entities with the Securities and Exchange Commission (“SEC”).Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances. Certain financial and operating measures found herein are used by management and are not defined under accounting principles generally accepted in the United States, or GAAP. These measures are reconciled to the most comparable GAAP measures at the end of this presentation. Definitions can be found in Aimco’s Earnings Release and Supplemental Schedules for the quarter ended September 30, 2022.

Accomplishments | Plan | Investment Thesis | ESG | Appendix

SENIOR LEADERSHIP TEAM



Jennifer Johnson

EVP, CHIEF ADMINISTRATIVE OFFICER, GENERAL COUNSEL

18 Years with Aimco



Wes Powell

PRESIDENT & CHIEF EXECUTIVE OFFICER

18 Years with Aimco



Lynn Stanfield

EVP & CHIEF FINANCIAL OFFICER

21 Years with Aimco



Lee Hodges

SENIOR VICE PRESIDENT SOUTHEAST REGION

7 Years with Aimco

Previously with:
Peebles Development
The Related Group



Matt Konrad

SVP EASTERN REGION & NATIONAL TRANSACTIONS

5 Years with Aimco

Previously with:
Brandywine Realty
Akridge



Elizabeth (Tizzie) Likovich

SENIOR VICE PRESIDENT CENTRAL REGION

2 Year with Aimco

Previously with:
UDR
Wells Fargo



Tom Marchant

SENIOR VICE PRESIDENT ACCOUNTING, TAX, & FP&A

8 Years with Aimco

Previously with:
Extra Space Storage
Deloitte



John Nicholson

SENIOR VICE PRESIDENT DEBT & CAPITAL MARKETS

18 Years with Aimco



Derek Ullian

SENIOR VICE PRESIDENT WESTERN REGION

6 Years with Aimco

Previously with:
Benchmark RE Group
Hellmuth, Obata + Kassabaum

Aimco
30

VALUE PROPOSITION Aimco provides a significant value proposition given the intrinsic value of its platform and its assets relative to the current share price. Aimco’s 50-day moving average = $8.05 per share1 The Aimco board and management team are committed to narrowing the gap and unlocking shareholder value. [1] Source: NYSE as of 11/02/2022 [2] Previous forecast of 2022 year end NAV per share published during 1Q 2022 including developments at cost. SHARE PRICE RELATIVE TO NAV NAV Estimate2

AIMCO INVESTMENTS Investment in Value Add and Opportunistic Real Estate Provides outsized growth opportunities compared to a primarily stabilized apartment portfolio Aimco invests where it has the local knowledge and expertise that provides a comparative advantage over other developers and mitigates execution risk Maintain a portfolio of Core and Core Plus Real Estate Provides stability and safety compared to a pure development portfolio Aimco’s diversified portfolio of apartments in major U.S. markets provides additional certainty of performance through local economic cycles Flexibility to make Alternative Investments Provides the option to make limited investments with asymmetric upside and downside protection Aimco couples outsized growth prospects from opportunistic investments with the safety of a stable multifamily portfolio resulting in a nimble platform that can move the needle quickly. 7 Current Allocation

EXCELLENT CORPORATE CITIZENSHIP REDEVELOPMENT OF THE HAMILTON IN MIAMI, FL Retained the building's original footprint, significantly reducing construction waste Converted enclosed atrium to an open-air lobby with extensive plantings Waterproofed building using high impact glass throughout the building Installed modernized fixtures and systems; including, low–flow plumbing fixtures to increase water conservation and LED lighting, high efficiency appliances and HVAC units to reduce energy usage Waterproofed the existing below-grade parking garage and proactively wired it for EV charging Installed native landscaping Rebuilt the property’s sea wall to provide protection for weather events including long-term sea-level rise and creating a habitat for marine life  ENVIRONMENTAL STEWARDSHIP: CASE STUDY THE HAMILTON MIAMI, FL

PIPELINE DETAILS EDGEWATER ASSEMBLAGE MIAMI / FL Acres: 8.3 GSF of Development: ~2,300,000 Green Street Submarket Grade: A- Aimco’s Financial Interest: Aimco is sole owner of The Hamilton and the adjacent land which can accommodate ~1.3M sf. Aimco has a 20% interest in the remaining assemblage.

$1Bn of Asset Dispositions at Favorable Pricing $669M of leasehold development assets monetized at more than $750k per unit $265M from the sale of three assets at a premium to our internal NAV estimate and by selling a partial interest in our passive IQHQ investment, generating >50% IRR Accessed the Capital Markets $781M of fixed rate non-recourse property debt locked in significantly below today’s potential refinancing levels $360M of programmatic capital with the Alaska Permanent Fund Corporation to fund up to $1Bn of Aimco led multifamily development projects with third party management fees and potential for incentive income to add to existing JVs Expand Investment Pipeline Aimco has tripled its investment pipeline since the separation from AIR and now has the opportunity to develop 15 million square feet EXECUTING ON STRATEGY PRUDENT AND OPPORTUNISTIC CAPITAL ALLOCATION USED CAPITAL TO SOURCED CAPITAL FROM Fortify Aimco’s Balance Sheet $1Bn of near-term liabilities retired or refinanced, eliminating substantially all floating rate exposure Return Capital to Shareholders >1.4M shares repurchased at ~$6.47 per share

OPTIMIZING GROWTH AIMCO TARGET ALLOCATION BY SEGMENT & SECTOR Approximate Current Allocation Target Allocation Target Leverage Avg. Annualized Project-Level Return on Equity [2] Value Add & Opportunistic Real Estate 25% 40% - 60% 65% ~18% Core & Core Plus Real Estate [1] 55% 35% - 45% 50% ~9% Alternative Investments 10% 0% - 5% 0% ~15% Cash, Hedges, & Other Net Assets 10% 5% - 10% 0% 0% [1] Includes covered land, or properties that earn a current return as we wait for the land to appreciate and timing to be right for redevelopment or monetization. [2] Individual project-level return on equity is subject to specific investment risk profiles and market dynamics, a range of outcomes is likely. Total Expected Annualized Returns on Equity 12% -16%

EXCELLENT CORPORATE CITIZENSHIP HIGHLY ENGAGED TEAM Record 4.52 (out of 5 stars) team engagement for 2022: 92% employee response rate SUPPORTING OUR COMMUNITIES WITH PARTNERSHIPS, OPPORTUNITIES FOR TEAMMATES TO VOLUNTEER Providing teammates with 15 hours of paid volunteer hours through Aimco Cares Partnership with Camillus House in 2022, pledging $1M over four years for expansion of Camillus House’s workforce development programs SOCIAL RESPONSIBILITY: COMMITMENT TO OUR TEAMMATES, CUSTOMERS & COMMUNITIES INVESTMENTS IN TEAMMATES & COMPANY CULTURE… Workplace flexibility Parental leave – 16 weeks paid leave Healthy work environments …SHOWING TANGIBLE RESULTS A WORKFORCE RICH WITH DIVERSE BACKGROUNDS, PERSPECTIVES LEADS TO IMPROVED OUTCOMES 67% Women in executive management 43% Women and racial/ethnic minorities in senior leadership positions (all officers) 53% Women and racial/ethnic minorities company-wide AIMCO’S HUMAN CAPITAL COMPOSITION AT A GLANCE

Aimco is a diversified real estate investment company with a 28+ year history of growth and innovation in the multifamily sector. Since completing a strategic business separation in late 2020, the Aimco platform has been focused on a total return strategy that includes value add, opportunistic, and select alternative investments that offer the prospect of outsized returns on a risk-adjusted basis, while maintaining an allocation to stabilized properties. NYSE: AIV WHERE AIMCO IS TRADED 6,000+ APARTMENT HOMES 15M sq ft AIMCO-CONTROLLED INVESTMENT PIPELINE TARGET MARKETS AIMCO OVERVIEW

ASSET LIST

Accomplishments | Plan | Investment Thesis | ESG | Appendix

Operating Apartment Communities

Property Name	Location	Apartment Homes
118-122 West 23rd Street	New York, NY	42
173 E. 90th Street	New York, NY	72
237-239 Ninth Avenue	New York, NY	36
1045 on the Park Apartments Homes	Atlanta, GA	30
2200 Grace	Lombard, IL	72
Bank Lofts	Denver, CO	125
Bluffs at Pacifica, The	Pacifica, CA	64
Eldridge Townhomes	Elmhurst, IL	58
Elm Creek	Elmhurst, IL	400
Evanston Place	Evanston, IL	190
Hillmeade	Nashville, TN	288
Hyde Park Tower	Chicago, IL	155
Plantation Gardens	Plantation ,FL	372
Royal Crest Estates	Warwick, RI	492
Royal Crest Estates	Nashua, NH	902
Royal Crest Estates	Marlborough, MA	473
Waterford Village	Bridgewater, MA	588
Wexford Village	Worcester, MA	264
Willow Bend	Rolling Meadows, IL	328
Yacht Club at Brickell	Miami, FL	357
Yorktown Apartments	Lombard, IL	292

Partnership Owned

Casa del Hermosa	La Jolla, CA	41
Casa del Mar	La Jolla, CA	30
Casa del Norte	La Jolla, CA	34
Casa del Sur	La Jolla, CA	37
St. George Villas	St. George, SC	40

Operating Office Building

Property Name	Location	Square Feet
1001 Brickell Bay Drive	Miami, FL	300k

Active Projects

Property Name	Location	Approved Units
The Benson Hotel & faculty Club	Denver, CO	106
The Hamilton	Miami, FL	276
Oak Shore	Corte Madera, CA	24
Upton Place	Washington, DC	689

Development Land

Property Name	Location	Acres
Broward Assemblage	Fort Lauderdale, FL	4.2
Edgewater Assemblage	Miami, FL	8.3
Fitzsimons	Aurora, CO	5.2
Flagler Village	Fort Lauderdale, FL	8.8
Flying Horse	Colorado Springs, CO	7.5
Strathmore Square	Bethesda, MD	8.0

Alternative Investments

Investment Name	Investment Type
IQHQ	Passive Equity
Parkmerced	Mezzanine Loan
RE Tech Funds	Passive Equity

37

PIPELINE DETAILS BROWARD FORT LAUDERDALE / FL Acres: 4.2 GSF of Development: ~2,000,000 Green Street Submarket Grade: A- Aimco’s Financial Interest: Aimco owns 51% of the venture.

Accomplishments | Plan | Investment Thesis | ESG | Appendix

EXECUTING ON STRATEGY

UTILIZING 3rd PARTY EQUITY TO FUND PROJECTS AND SCALE

BALANCE INCREMENTAL FINANCIAL LEVERAGE WITH DIVERSIFICATION OF AIMCO CAPITAL

Aimco plans to diversify its capital invested and limit the incremental amount of Aimco capital needed, by using 3rd party equity sourced from JV partners and construction debt to fund the build out of its investment pipeline when conditions are right.

Aimco expects to monetize certain developments when prudent and retain ownership of phased developments.

Hypothetical Project Example	Aimco 100% of Development Equity	Aimco 20% GP with 80% LP Capital
Uses		
Amico Land Basis	$35	$35
Development Costs	$180	$180
Development Fee (3%)	$5	$5
Closing Costs (2%)	$4	$4
Accrued Interest	$16	$16
Total Development Cost	**$240**	**$240**
Sources		
Construction Debt (50% LTC)	$120	$120
Aimco Equity	$120	$24
3rd Party Equity	N/A	$96
Total Sources	**$240**	**$240**
Return on Equity		
NOI During Hold Period	$14	$14
Stabilized Value	$307	$307
Construction Debt Payoff	($121)	($121)
Total Proceeds / Equity Value	**$201**	**$201**
LP Partner Value / Proceeds	N/A	$146
LP Partner Multiple on Equity	N/A	1.5x
LP Levered IRR	N/A	18.0%
Aimco Pro Rata Development Fee	N/A	$4
Aimco Pro Rata Return Distribution	N/A	$40
Aimco Promoted Distribution	N/A	$9
Aimco Total Proceeds	**$201**	**$53**
Multiple on Aimco Equity	**1.6x**	**2.2x**
Levered IRR to Aimco	**20.9%**	**35.1%**

Aimco

16

EXECUTING ON STRATEGY Development and Redevelopment Expertise Since the separation from AIR: Aimco has successfully invested more than $400M of capital in development and major redevelopment projects Aimco executed 1,200 leases on newly constructed and delivered apartment homes at rental rates averaging ~115% of target REAL ESTATE INVESTMENT PERFORMANCE The Fremont 256 Unit Development 707 Leahy 110 Unit Major Redevelopment Prism 136 Unit Development Flamingo Point North 366 Unit Major Redevelopment

NON-GAAP RECONCILIATION

Accomplishments | Plan | Investment Thesis | ESG | Appendix

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this report to Aimco's consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6 of Aimco's Third Quarter 2022 Earnings Release and Supplemental Schedules.

Segment NOI Reconciliation	**Nine Months Ended (in thousands)**			
	September 30, 2022		**September 30, 2021**	
Total Real Estate Operations	**Revenues, Before Utility Reimbursements**	**Expenses, Net of Utility Reimbursements**	**Revenues, Before Utility Reimbursements**	**Expenses, Net of Utility Reimbursements**
Total (per consolidated statements of operations)	$ 148,375	$ 56,384	$ 123,115	$ 51,500
Adjustment: Utilities reimbursement	(4,221)	(4,221)	(3,719)	(3,719)
Adjustment: Other Real Estate	(13,619)	(4,085)	(9,783)	(3,251)
Adjustment: Non-stabilized and other amounts not allocated	(30,533)	(17,204)	(19,486)	(14,104)
Total Stabilized Operating (per Schedule 6)	$ 100,002	$ 30,874	$ 90,127	$ 30,426

Aimco

38

Benson Hotel and Faculty Club Flying Horse Fitzsimons 4 Fitzsimons add’l phases Oak Shore Upton Place Strathmore Phase 1 Strathmore Phase 2 Strathmore add'l phases The Hamilton Hamilton House 300 Broward One Edgewater 3333 Biscayne Flagler Village Phase 1 Flagler Village add'l phases Brickell Assemblage OPTIMIZING GROWTH EXECUTE ON PIPELINE INVESTMENTS Aimco Investments Estimated Size (sq ft) Timing (subject to market conditions and capital allocation opportunities) Active Construction 1,900,000 Stabilizing over next 2 – 4 years Near Term 2,400,000 Ready for vertical construction within 12 months Mid Term 5,300,000 Ready for vertical construction between 12 and 24 months Long Term 5,900,000 Ready for vertical construction beyond 24 months Total 15,500,000 Aimco Target Markets See Appendix pages 31-36 for additional details.

Key takeaways from the following presentation: Aimco has created considerable shareholder value since the separation from AIR Communities as evidenced by Total Shareholder Return (TSR), significantly outpacing peers and major indices. Aimco has substantial embedded value and growth opportunities in its deep development pipeline, and Aimco will continue to practice disciplined capital allocation while simplifying its business. Aimco represents a compelling value proposition given the intrinsic value of its platform and its assets relative to the current share price; the Aimco Board and management team are committed to growing and unlocking shareholder value. Aimco is an excellent corporate citizen, focused on sustainability, social responsibility, and strong corporate governance. PRESENTATION OVERVIEW

OPTIMIZING GROWTH SIMPLIFYING THROUGH GEOGRAPHIC FOCUS Aimco will focus new investment activity within three target markets where fundamentals are sound, the opportunity set is large and Aimco has local market expertise offering a comparative advantage. Source: U.S. Census Bureau 2021 MSA Data, Green Street Market Score (D.C. Metro, Denver, and the average of Miami and Fort Lauderdale) Washington D.C. Metro Population 6.4 million Green Street Market Score: A- Median household income: $110k (1.5x US) Median home value: $498k (1.5x US) Educational attainment: 53.4% (1.5x US) Southeast Florida Population 6.1 million Green Street Market Score: A- Median household income: $64k (0.9x US) Median home value: $363k (1.3x US) Educational attainment: 35.3% (1.0x US) Denver Metro Population 3.0 million Green Street Market Score: A Median household income: $91k (1.3x US) Median home value: $520k (1.8x US) Educational attainment: 47.8% (1.4x US)

Michael A. Stein FORMER CFO ICOS CORPORATION, NORDSTROM, INC., & MARRIOTT INTERNATIONAL, INC. Appointed 2004 Robert A. Miller CHAIRMAN OF THE BOARD SINCE 2020 Appointed 2007 Terry Considine CEO, APARTMENT INCOME REIT CORP. CHAIRMAN AND CEO, AIMCO 1994-2020 Appointed 1994 Wesley Powell PRESIDENT, CHIEF EXECUTIVE OFFICER Appointed 2020 Deborah Smith CO-FOUNDER AND CEO, THE CENTERCAP GROUP Appointed 2021 Jay Paul Leupp CO-FOUNDER, MANAGING PARTNER AND SENIOR PORTFOLIO MANAGER, REAL ESTATE SECURITIES, TERRA FIRMA ASSET MANAGEMENT Appointed 2020 Kirk A. Sykes CO-MANAGING PARTNER, ACCORDIA PARTNERS, LLC Appointed 2020 Patricia L. Gibson FOUNDING PRINCIPAL AND CEO, BANNER OAK CAPITAL PARTNERS Appointed 2020 Quincy L. Allen CO-FOUNDER AND MANAGING PARTNER, ARC CAPITAL PARTNERS Appointed 2020 R. Dary Stone CEO, R. D. STONE INTERESTS Appointed 2020 Eight of ten Aimco directors are independent, six of which were appointed within the past 2 years EXCELLENT CORPORATE CITIZENSHIP STRONG GOVERNANCE: HIGHLY REGARDED AND RECONSTITUTED BOARD

PIPELINE DETAILS BRICKELL ASSEMBLAGE MIAMI / FL Acres: 4.25 GSF of Development: ~3,000,000 Green Street Submarket Grade: A+ Aimco’s Financial Interest: Aimco is sole owner of Yacht Club Apartments and 1001 Brickell Bay Drive.

PIPELINE DETAILS FITZSIMONS ANSCHUTZ MEDICAL CAMPUS AURORA / CO Acres: 5.2 GSF of Development: ~1,500,000 Green Street Submarket Grade: B+ Aimco’s Financial Interest: Aimco is the sole owner of options to purchase the only multifamily parcels on the campus.

EXCELLENT CORPORATE CITIZENSHIP BUILDING COMMUNITIES THROUGH DESIGN AND PLANNING ENVIRONMENTAL STEWARDSHIP: COMMITMENT TO CONSERVATION & SUSTAINABILITY Inaugural Reporting to Task Force on Climate-Related Financial Disclosures (TCFD) in 2022 Corporate Responsibility Report In 2022, Aimco conducted climate-risk assessments for each of its assets and land and building acquisitions. Every development and redevelopment project is built with conservation, sustainability, resilience, and climate-related risks and opportunities in mind, including respected environmental certifications. Further, we have implemented a number of measures throughout our portfolio to reduce our environmental footprint, including innovative technologies. KEYLESS ENTRY LED LIGHTING RESIDENT & OFFICE RECYCLING SMART THERMOSTATS WATER SENSORS

PIPELINE DETAILS STRATHMORE SQUARE BETHESDA / MD Acres: 8.0 GSF of Development: ~1,500,000 Green Street Submarket Grade: A++ Aimco’s Financial Interest: Aimco has a 50% interest in the first two of six phases of development with options to increase participation.

EXECUTING ON STRATEGY

Accomplishments | Plan | Investment Thesis | ESG | Appendix

REAL ESTATE INVESTMENT PERFORMANCE

Aimco owns a portfolio of 20 stabilized apartment communities with 5,542 apartment homes diversified by geography and price point.

PORTFOLIO STATS

64% Class B / 26% Class C+ / 10% Class A

21.6%
3Q Rent-to-Income Ratio

$2,173
3Q Avg Monthly Revenue per Home

YTD 3Q 2022 RESULTS

97.4%
Average Daily Occupancy

11.0%
Revenue Growth

15.8%
NOI Growth

ANNUALIZED RENT GROWTH
('08/'09 & '20)


'08/'09
'20
-2.1%
-2.6%
-5.9%
-7.4%
Class B
Class A

*During the GFC and Covid, Class B rents, on average, were **20% more resilient** than Class A rents.*

Source: Real Page, Green Street, and Company Records
Class A refers to apartment communities with rents >120% of local market average
Class B refers to apartment communities with rents between 90% and 120% of local market average
Class C refers to apartment communities with rents less than 90% of local market average

Aimco

12

PIPELINE DETAILS FLAGLER VILLAGE FORT LAUDERDALE / FL Acres: 8.8 GSF of Development: ~3,000,000 Green Street Submarket Grade: A- Aimco’s Financial Interest: Aimco is the sole owner.

EXECUTING ON STRATEGY IMPROVING THE BALANCE SHEET Since the separation from AIR, Aimco proactively fortified its balance sheet ahead of what appeared to be worsening conditions in the debt markets. As of September 30, 2022, Aimco had: Lowered total leverage1 from $1.5Bn2 to $1.1Bn Hedged 100% of its floating rate exposure Reduced leverage maturing through 2024 by $1Bn (from $1.2Bn to $0.2Bn) A favorable mark-to-market on its leverage, inclusive of interest hedges, of ~$150M [1] Total leverage includes property-level debt and lease liabilities. [2] Calculated post-separation as of 1/1/2021. Nearly doubled its weighed average term to maturity

EXECUTING ON STRATEGY REAL ESTATE INVESTMENT PERFORMANCE Active Project Summaries As of 3Q 2022 (dollars in millions) (unaudited)   Number of units approved for development or redevelopment Land Cost/ Leasehold Value Direct Investment Expected NOI Stabilization [2] Expected NOI Stabilization [2] Planned To-Date To-Date Remaining Remaining Remaining The Benson Hotel and Faculty Club 106 $ 6.2 $ 63.8 $ 48.8 $ 48.8 $ 15.0 $ 15.0 $ 15.0 4Q 2026 Upton Place [1] 689 92.8 260.0 128.8 128.8 131.2 131.2 131.2 4Q 2026 The Hamilton 276 67.1 97.6 85.3 85.3 12.3 12.3 12.3 3Q 2024 Oak Shore 24 6.1 47.1 15.9 15.9 31.2 31.2 31.2 2Q 2025 Subtotal 1,095 $ 172.2 $ 468.5 $ 278.8 $ 278.8 $ 189.7 $ 189.7 $ 189.7   [1] Planned direct investment for Upton Place at Aimco's 90% share is $234 million. [2] Timing of stabilization is subject to change and is based on the best estimate at this time. ~$190 million of additional Aimco capital necessary to complete active projects of which 87% will be drawn on in place construction loans with capped interest rate exposure Current active projects are expected to produce $38 million of NOI when stabilized The Benson Upton Place Oak Shore The Hamilton

ALLOCATE AIMCO CAPITAL ACCRETIVELY OPTIMIZING GROWTH DEVELOPMENT FUNDING selectively advance pipeline projects RETURN OF CAPITAL TO SHAREHOLDERS share repurchases and dividend payments DEBT REDUCTION providing reduced costs and optionality INVEST CAPITAL PRUDENTLY balancing growth, opportunistic share repurchases, while maintaining balance sheet stability